Exhibit 99.2

CCG Investor Relations
Crocker Coulson, President
Tel:   +1-646-213-1915
Email: crocker.coulson@ccgir.com

Orient Paper, Inc.
Winston Yen, CFO
Phone: +1-562-818-3817
Email: info@orientpaperinc.com

Orient Paper Inc. Provides Fourth Quarter Fiscal Year 2010 Guidance

BAODING, Hebei, China – November 16, 2010, Orient Paper, Inc. (AMEX: ONP) (“Orient Paper” or the “Company”), a leading manufacturer and distributor of diversified paper products in Hebei, China, today provided updated financial guidance for the fourth quarter of fiscal year 2010

Based on Orient Paper’s operating results in October, 2010, the Company expects to generate revenues of approximately $33.0 million and adjusted net income of at least $5.0 million in the fourth quarter of 2010.

“We expect the new boilers to be placed in service in the fourth quarter after the installation and government inspection are complete. Due to increasing demand in the market and the tight paper product supplies as a result of government-mandated regional paper mill closures, average selling prices for paper products in the domestic market have risen in the last few months.  We feel confident that our sales in the fourth quarter of 2010 will bounce back to a much higher level as compared to the third quarter of 2010. We believe this market trend will continue into 2011 and expect our new 360,000 tons per annum corrugating medium paper production line, which is scheduled to be launched in the first quarter of 2011, to more than double our corrugating medium paper capacity to meet the future market opportunities,” stated Mr. Zhenyong Liu, Chief Executive Officer of Orient Paper, Inc.

About Orient Paper, Inc.

Orient Paper, Inc., through its wholly owned subsidiary, Shengde Holdings, Inc., controls and operates Baoding Shengde Paper Co., Ltd. ("Baoding Shengde"), and Hebei Baoding Orient Paper Milling Co., Ltd ("HBOP"). Founded in 1996, HBOP is engaged in the production and distribution of products such as corrugating medium paper, offset printing paper, and other paper and packaging-related products in China. The Company uses recycled paper as its primary raw material. Baoding Shengde, founded in June 2009 and located in Baoding, is engaged in the production and distribution of digital photo paper. As one of the largest paper producers in Hebei Province, China, HBOP is strategically located in Baoding, a city in close proximity to Beijing where the majority of publishing houses are based. Orient Paper is led by an experienced management team committed to diversifying the Company's product offering and delivering tailored services to its customers. For more information, please visit http://www.orientpaperinc.com.

Safe Harbor Statement
This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, anticipated revenues from the digital photo paper business segment; the actions and initiatives of current and potential competitors; the Company’s ability to introduce new products; the Company’s ability to implement the planned capacity expansion of corrugate medium paper; market acceptance of new products; general economic and business conditions; the ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

1